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                           BLUE STAR GROUP PTY LIMITED
                                 ACN 074 868 901
                         BLUE STAR CORPORATE PTY LIMITED
                                 ACN 074 810 905
                              BOOKLAND PTY LIMITED
                                 ACN 008 736 801
                   AUSTRALIAN TONER CARTRIDGE CO. PTY LIMITED
                                 ACN 007 345 084
                             BLUE STAR GROUP LIMITED
                                    AK 192289

                                     VENDORS


                   BOISE CASCADE OFFICE PRODUCTS (NZ) LIMITED
                                   WN 1018908
              BOISE CASCADE OFFICE PRODUCTS (AUSTRALIA) PTY LIMITED
                                 ACN 073 257 379
                        NATIONAL OFFICE PRODUCTS LIMITED
                                 ACN 064 777 224
                                   PURCHASERS

                           US OFFICE PRODUCTS COMPANY
                                      USOP


                    BOISE CASCADE OFFICE PRODUCTS CORPORATION
                                      BOISE


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                      MASTER SALE AND PURCHASE AGREEMENT

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Solicitors to US Office Products Ltd          Solicitors to Boise Cascade Office
& Others                                           Products Corporation & Others
                                                Quigg Partners & Norton Gledhill
Russell McVeagh                                Wellington & Melbourne, Australia
Auckland
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

                                                                             i

                                    CONTENTS


PARTIES.......................................................................................................1

INTRODUCTION..................................................................................................1

1.   INTERPRETATION...........................................................................................4

2.   CONDITION................................................................................................9

3.   NON-COMPETITION..........................................................................................9

4.   WARRANTY CLAIM PROVISIONS...............................................................................13

5.   ESCROW FUNDS............................................................................................18

6.   POST COMPLETION PURCHASE PRICE ADJUSTMENTS..............................................................29

7.   CONDITIONS PRECEDENT....................................................................................26

7A   RELEASE OF GUARANTEES...................................................................................27

8.   DEFAULT.................................................................................................28

9.   EXCLUSIVITY.............................................................................................28

10.  SUPERANNUATION..........................................................................................29

11.  USE OF BLUE STAR AND WHITCOULLS NAMES...................................................................31

12.  GUARANTEE OF USOP.......................................................................................31

13.  GUARANTEE OF BOISE USA..................................................................................31

14.  OPERATIONAL ARRANGEMENTS FOLLOWING COMPLETION...........................................................32

15.  MISCELLANEOUS PROVISIONS................................................................................32

SIGNATURES...................................................................................................36

FIRST SCHEDULE...............................................................................................38
      LAST BALANCE SHEETS*...................................................................................38

SECOND SCHEDULE..............................................................................................39
      INVENTORY COST MATRIX*.................................................................................39

THIRD SCHEDULE...............................................................................................42
      MATERIAL BUSINESS CONTRACTS*...........................................................................42

FOURTH SCHEDULE..............................................................................................43
      ESCROW AGREEMENT*......................................................................................43

FIFTH SCHEDULE...............................................................................................44
      BLANK* (no document included)..........................................................................44

SIXTH SCHEDULE...............................................................................................45
      LICENCES*..............................................................................................45



                                                                             ii

SEVENTH SCHEDULE.............................................................................................62
      LIST OF GUARANTEES.....................................................................................62

* Omitted - will furnish to the Commission upon request.


AGREEMENT  dated                                        2000


PARTIES

           BLUE STAR GROUP PTY LIMITED ACN 074 868 901
           BLUE STAR CORPORATE PTY LIMITED ACN 074 810 905
           BOOKLAND PTY LIMITED ACN 008 736 801
           AUSTRALIAN TONER CARTRIDGE CO. PTY LIMITED ACN 007 345 084 BLUE STAR GROUP LIMITED AK 192289
           ("together referred to as VENDORS")

           BOISE CASCADE OFFICE PRODUCTS (NZ) LIMITED WN 1018908, BOISE CASCADE OFFICE PRODUCTS (AUSTRALIA) PTY LIMITED ACN 073 257 379, NATIONAL OFFICE PRODUCTS LIMITED CAN 064 777 224 (together referred to as "PURCHASERS")

           U.S. OFFICE PRODUCTS COMPANY ("USOP")

           BOISE CASCADE OFFICE PRODUCTS CORPORATION ("BOISE USA")


INTRODUCTION

A. The Vendors have entered into agreements relating to the sale to the Purchasers of certain assets and shares.

B. The Vendors and Purchasers wish to record certain matters which have been agreed between them with respect to the sale of those assets and shares.

C. USOP, a Delaware corporation, is the ultimate holding company of the Vendors and has entered into this agreement solely for the purpose of providing the undertakings in sections 3 and 12.

D. Boise USA, a Delaware corporation, is the ultimate holding company of the Purchasers and has entered into this agreement solely for the purposes of providing the guarantee in section 13.

                                                                            (4)

AGREEMENT

1.       INTERPRETATION

1.1      DEFINITIONS: In this agreement, unless the context otherwise requires:

         "AUSTRALIAN COMPANY" means Filing Efficiency Pty Limited ACN 001 386
         689.

         "AUTHORITY" means any regulatory body, court or administrator of any legislation or regulation.

         "BOISE" means Boise Cascade Office Products (NZ) Limited WN 1018908.

         "BSG" means Blue Star Group Limited AK 192289.

         "BUSINESSES" means the businesses which are the subject of the Australian Asset Sale Agreement.

         "COMPANY" means any of the New Zealand Companies or the Australian Company, and "COMPANIES" means all of them.

         "COMPLETION BALANCE SHEET" means:

         (a) the pro forma consolidated balance sheet prepared by Boise in respect of the Assets and Assumed Liabilities of the Businesses being acquired or assumed respectively by the Purchasers;

         (b) the pro forma consolidated balance sheet prepared by Boise in respect of the Australian Company and its wholly owned subsidiary;

         (c) the pro forma consolidated balance sheet prepared by Boise of the New Zealand Companies and their subsidiaries;

         in each case, referred to in section 6.

         "CONFIDENTIAL INFORMATION" means all oral and written information relating to the business or affairs of the New Zealand Companies, the Australian Company and the Businesses, in whatever form held.

                                                                           (5)


         "CONTRACT STATIONERY" means the supply of stationery and office products (including packaging, computer consumables and furniture and related products) through outside sales representatives on a contract basis to corporate or commercial customers (other than by normal retail sale arrangements).

         "DISCLOSURE SCHEDULES" means the disclosure schedules in each of the Sale and Purchase Agreements.

         "EXISTING BUSINESS ACTIVITIES" means:

         (a) online and offline retailing of books, magazines, stationery, office products and other related products (including software, videos and other media) in New Zealand and Australia;

         (b) full service and print management activities including graphic design, online data management, printing, copying, contract distribution, mailing, data processing and facilities management (including outsourcing and procurement) in New Zealand and Australia;

         (c) sales of office automation equipment (including telephone systems, facsimiles, photocopiers and computer equipment) and related services (including help desk services, equipment maintenance, project management, training and consulting) in New Zealand and Australia;

         (d)      equipment financing and rental;

         (e)      existing business forms business,

         provided that, for the avoidance of doubt, the existing activities described in paragraphs (a) and (d) above do not include employment of outside sales representatives or the provision of delivery services.

         "GAAP" means accounting principles which are generally accepted in Australia or New Zealand, to the intent that in relation to:

         (a) the Australian Asset Sale Agreement and Australian Share Sale Agreement, it means Australian GAAP;

         (b)      the New Zealand Share Sale Agreement, means NZ GAAP,

         applied consistently in respect of each Company, and for each Business but not between the Businesses.

                                                                           (6)

         "LAST BALANCE DATE" means 29 April 2000.

         "LAST BALANCE SHEET" means:

         (a) the pro forma consolidated balance sheet in respect of the assets and liabilities of the Businesses being acquired and assumed by the Purchasers as at the Last Balance Date;

         (b) the pro forma consolidated balance sheet of the Australian Company and its wholly owned subsidiary as at the Last Balance Date;

         (c) the pro forma consolidated balance sheet of the New Zealand Companies and their subsidiaries as at the Last Balance Date (denominated in Australian dollars on the basis that the New Zealand dollar balances have been converted into Australian dollars at the rate of NZ$1.00 = $0.80);

         which are set out in the first schedule.

         "LICENCES" means the licences described in the sixth schedule.

         "MATERIAL BUSINESS CONTRACTS" means those contracts or arrangements specified in the third schedule.

         "NEW ZEALAND COMPANIES" means New Zealand Office Products Limited and Croxley Stationery Limited.

         "PURCHASE PRICE" means $213,100,000.

         "SALE AND PURCHASE AGREEMENTS" means the sale and purchase agreements entered into on or about the date of this agreement between:

         (a) Blue Star Group Pty Limited, Blue Star Corporate Pty Limited, Bookland Pty Limited and Australian Toner Cartridge Co. Pty Limited and National Office Products Limited in relation to the assets and undertaking of certain businesses ("AUSTRALIAN ASSET SALE AGREEMENT");

         (b) Blue Star Group Limited and the Purchasers in relation to the shares of New Zealand Office Products Limited and Croxley Stationery Limited ("NEW ZEALAND SHARE SALE AGREEMENT");

                                                                           (7)

         (c) Blue Star Group Pty Limited and Boise Cascade Office Products (Australia) Pty Limited in relation to the shares of Filing Efficiency Pty Limited ("AUSTRALIAN SHARE SALE AGREEMENT");

         "SPECIFIED BUSINESS" means:

         (a) in relation to the Businesses the activities referred to in paragraph A of the Introduction to the Australian Asset Sale Agreement;

         (b)      in relation to the New Zealand Companies:

                  (i)      Contract Stationery;

                  (ii) the importation, manufacture and wholesale distribution of stationery and related office products;

         (c) in relation to the Australian Company, the business of sale and distribution of lateral filing systems and related technology and products.

         "TAXATION" means all forms of taxation and all other statutory governmental or local governmental impositions, duties, levies, charges, withholdings, tariffs and rates, whether imposed or payable in Australia, New Zealand or elsewhere, and includes any reassessment thereof, and all penalties, fines, interests, s whether in respect of income, profits, gains, supplies, consumption or otherwise, provision withholding or otherwise and additional statutory charges in connection with any of the foregoing, and "TAX" and "TAXES" have a corresponding meaning.

         "TITLE AND TAX WARRANTIES" means:

         (a) in respect of the New Zealand Share Sale Agreement second schedule clauses 1(a), 1(b), 2(a), 2(b), 2(c), 2(d), 2(e),
                  2(f), 2(g), 2(h) and clause 16 as warranted pursuant to clause 7 of that agreement;

         (b) in respect of the Australian Asset Sale Agreement fifth schedule clauses 1(a) and (b) and clause 15 as warranted pursuant to clause 9 of that agreement;

         (c) in respect of the Australian Share Sale Agreement second schedule clauses 1(a), 1(b), 2(a), 2(b), 2(c), 2(d), 2(e),
                  2(f), 2(g) and 2(h) and clause 16 as warranted pursuant to clause 7 of that agreement.

                                                                           (8)

1.2 INTERPRETATION: In this agreement, unless the context otherwise requires: (a) words and expressions defined in the Sale and Purchase Agreements have the same meanings when used in this agreement;

         (b)      words importing one gender include the other genders;

         (c)      the singular includes the plural and vice versa;

         (d) references to a month or a year are references to a calendar month or year, as the case may be;

         (e)      references to dates and times are to dates and times in New
                  Zealand;

         (f)      references to currency are to the currency of Australia;

         (g) a reference to the Vendors is a reference to each of the companies within the term Vendors on a joint and several basis and all warranties, representations, indemnities, covenants, agreements and obligations given or entered into by each company is given jointly and severally PROVIDED THAT where one of the Vendors is a "shell" company and wishes to be released from obligations hereunder to effect a dissolution or winding up, then the relevant Vendor may request a release from the Purchasers and the Purchasers may not unreasonably withhold the granting of such release on the condition that there is at least one Vendor of substance remaining and that the release will not prejudice the position of the Purchasers;

         (h) a reference to the Purchasers is a reference to each of the companies within the term Purchasers on a joint and several basis and all covenants, agreements and obligations given or entered into by each company is given jointly and severally.

         1.3 FURTHER INTERPRETATION: In this agreement:

         (a) a reference to a Vendor, USOP or a Purchaser is a reference also to their respective successors, and also, in the case of a Purchaser, to the permitted assigns of a Purchaser under any of the Sale and Purchase Agreements;

                                                                           (9)

         (b) a reference to a "PERSON" includes an individual, firm, company, corporation or unincorporated body of persons, or any state, department of state or other statutory body, in each case whether or not having separate legal personality, and a reference to a "COMPANY" includes a person;

         (c) headings are for convenience only and do not affect interpretation;

         (d) references to sections, clauses and schedules are references to sections, clauses and schedules of this agreement unless specifically stated otherwise;

         (e) a reference to a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

         2. CONDITION

         2.1 OBLIGATIONS OF PARTIES ARE CONDITIONAL: The rights and obligations of the Vendors and the Purchasers under this agreement (other than clause 7.2 and sections 8 and 9) are conditional upon the Sale and Purchase Agreements being contemporaneously completed in accordance with their terms. Should there be any breach of any of the Sale and Purchase Agreements it shall be deemed to be a breach of this agreement and each of the other Sale and Purchase Agreements and any termination of any of the Sale and Purchase Agreements shall be deemed to be a termination of this agreement and each of the other Sale and Purchase Agreements.


         3.       NON-COMPETITION

         3.1 RESTRAINT: Each of the Vendors and USOP covenants jointly and severally with the Purchasers that, within any of the periods and in any of the areas specified in clause 3.2, it shall not, and shall procure that no Related Company of that Vendor or USOP as at the date hereof (each of the Vendors, USOP and Related Companies referred to as "the Restrained Parties") will, except with the written consent of the Purchasers:

                  (a) be directly or indirectly interested, engaged, concerned in, advise or assist financially, any business the same as or similar to any Specified Business on its own account or as a consultant to or a partner, agent, shareholder, owner, part owner (including by way of option, deferred purchase or security interest, other

                                                                           (10)

                    than retention of title arrangements in the ordinary course of business), trustee, member of any other person, or in any other way whatsoever;

                  (b) call upon or offer employment to any person who is, at the date of Completion, within the areas specified in clause 3.2, an employee of the relevant Company or Business (as the case requires) including where such call or offer is for the purpose or with the intent of soliciting or enticing such employee away from or out of the employ of that Company or the Purchasers, as the case may be but this restriction shall not apply (except to directors of the Companies or employees whose base remuneration exceeds $100,000 per annum) to any solicitation or offer of a general nature, made through a widely circulated publication or the internet that is not directed specifically at employees of any of the Companies or Businesses;

                  (c) at any time disclose or use any Confidential Information relating to that Vendor's Business or its Assets, or the relevant Company, except as may be required by law, regulation, order or demand of an Authority;

                  (d) on their own account or as an agent of any person canvass or solicit, accept orders for any goods or services similar to or competing with the services which have been sold or supplied in the normal course of the Business or in the normal course of the business or operations of either of the Companies PROVIDED THAT it is acknowledged that this restriction does not apply to the supply of goods and services made outside the areas specified in clause 3.2(b);

                  (e) directly or indirectly for themselves or on behalf of or in conjunction with any person solicit or induce any existing customer of the Business or either of the Companies to cease to be a customer of the Business or either of the Companies;

                  (f) represent themselves as being in any way connected with or interested in the affairs of the Business, or either of the Companies.

                  For the purposes of this section 3:

                  (a) persons with a shareholding interest in USOP shall not be included in the definition of Restrained Parties;

                  (b) on the precondition that the Related Company of USOP or any of the Vendors ("Member") has executed a deed of covenant in favour of the Purchasers and an original of the same has been delivered to Boise then if the Member breaches this section 3 and at that time of breach the Member is no longer a Related

                                                                           (11)

                           Company of USOP or any of the Vendors then the rights of the Purchasers for such breach shall be limited to making a claim, taking proceedings, or seeking an injunction pursuant to this Agreement against the Member only.

         3.2      RESTRAINT PERIODS AND AREAS:

                  (a)      The periods referred to in clause 3.1 are:

                             (i)    a period of one year after the Completion
                                    Date;

                            (ii)    a period of two years after the Completion
                                    Date;

                           (iii)    a period three years after the Completion
                                    Date.

                  (b)      The areas referred to in clause 3.1 are:

                             (i)    New South Wales;

                            (ii)    Victoria;

                           (iii)    Queensland;

                            (iv)    Australian Capital Territory;

                             (v)    Western Australia;

                            (vi)    Northern Territory;

                           (vii)    Tasmania;

                          (viii)    South Australia;

                            (ix)    New Zealand

                             (x)    Fiji/Samoa/other South Pacific Islands.

                                    16 September 2000

                                                                           (12)

3.3 UNDERTAKINGS ARE SEVERAL: This section 3 has effect as if it consisted of separate provisions, each being severable from the other, each separate provision consisting of the covenant set out in clauses 3.1 and 3.4 relevant to separate businesses comprising the Specified Business combined with the period referred to in clause 3.2(a) combined with the area referred to in clause 3.2(b). If any of those separate provisions (in respect of business type, time period or area) is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability shall not affect the validity or enforceability of any of the other separate provisions.

3.4      EXCEPTIONS: The provisions of clause 3.1 do not apply to:

         (a) the Existing Business Activities in New Zealand provided that, while any of the Restrained Parties owns or controls the Whitcoulls retail chain or a substantial part thereof in New Zealand, it shall procure, for the periods and the areas described in clause 3.2(a) and (b) respectively, that such retail chain does not carry out Contract Stationery, and that such covenant shall be enforceable by each of the Purchasers under the Contracts (Privity) Act 1982;

         (b) the Existing Business Activities in Australia provided that, while any of the Restrained Parties owns or controls the Angus & Robertson retail chain or a substantial part thereof in Australia, it shall procure, for the periods and the areas described in clause 3.2(a) and (b) respectively, that such retail chain (excluding franchisees only) does not carry out Contract Stationery, and that such covenant shall be enforceable by each of the Purchasers under the Contracts (Privity) Act 1982;

         (c) any of the Restrained Parties holding up to 5 percent of the issued share capital, or any debentures or other securities, of any company the shares of which are listed on a recognised stock exchange;

         (d) the acquisition by any of the Restrained Parties of another company or business or group of companies or businesses ("Acquisition") carrying on any business the same as or similar to a Specified Business as one of its or their businesses ("ONSALE BUSINESS") provided that:

                  (i) such business is not the principal business or a major part of that business;

                  (ii) the relevant Restrained Party can reasonably demonstrate that the principal purpose of the acquisition is to acquire the company or companies or business or businesses concerned for other reasons; and

                                                                           (13)

                  (iii) the Restrained Party undertakes to sell the OnSale Business as soon as is practically possible and the following procedure shall apply in respect of that sale:

                           (aa) The relevant Restrained Party ("ACQUIRING PARTY") shall as soon as is practicable after the Acquisition, provide written notification to Boise of the Acquisition including a fair and reasonable description of the OnSale Business, its possible sale to Boise and reference to the provision of this clause in the Agreement (including notice of the deadline application under subclause
                                    (bb) and Boise shall, within 20 Business
                                    Days of receipt of that notice, provide
                                    written notification to the Acquiring Party as to whether or not it wishes to enter into negotiations to purchase the OnSale Business.

                           (bb)     If Boise does not give the written
                                    notification referred to in sub-clause (aa) within the required time period, the relevant Restrained Party shall have no further obligations to Boise and Boise shall be deemed to have consented to the Acquisition.

                           (cc) If the Purchasers does give the written notification referred to in sub-clause (aa) within the required time period that it wishes to enter into discussions to purchase the relevant part of the business, then at the commencement of the sale process as described in subclause (d)(iii) above Boise and the Acquiring Party shall enter into good faith negotiations on an exclusive basis with respect to the sale of the OnSale Business to Boise or its nominee.

                           (dd) If after 30 days from the commencement of the negotiations referred to in sub-clause
                                    (cc), no formal sale and purchase agreement has been concluded the relevant Restrained Party shall be entitled to sell the OnSale Business to any person on such terms as it thinks fit.

                  (e) the facilities management and procurement business activities of the Blue Star Print Division in Australia and New Zealand ("PRINT Division") under which that division as a contractor, sub-contractor or joint venturer tenders for the supply of stationery and office products (including packaging, computer consumables and furniture) and related office supplies to commercial customers PROVIDED THAT Print Division must not physically stock inventory (other than customer-specific stocking (being stock with a customer specific logo or get up imprinted thereon)) of the Specified Businesses for sale PROVIDED

                                                                           (14)

                           FURTHER THAT this restriction on stocking inventory is subject to a de minimis exception on stocking for the Print Division to the extent that:

                   (i) paper is kept as part of a normal and current business procedure; or

                  (ii) this is incidental to an order assembly and delivery activity that the Print Division handles to provide a customer with printed materials and other products in a single delivery.

3.5 MODIFICATION IF NECESSARY: While the covenants contained in clauses 3.1 and 3.9 are considered by the parties to be reasonable in all the circumstances if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope such covenants shall apply with such modifications as may be necessary to make them valid and effective.

3.6 INJUNCTIVE RELIEF: Irreparable damage may result to a Purchaser in the event of a breach of clauses 3.1 and 3.9 and in such event the Purchasers shall be entitled, in addition to any other remedy available, to an injunction to restrain any breach or reasonably anticipated breach by any of the Restrained Parties and any person or company acting for or through or with any of the Restrained Parties.

3.7 SALE OF RETAIL BUSINESS: If BSG or any of its Related Companies sells or otherwise disposes of shares in any company, or the business assets of any business division, which carries on the Whitcoulls retail business, the relevant Vendor shall procure prior to the sale the execution of a deed of covenant in favour of the Purchasers from the acquirer of those shares or that business division, as the case may be (including Related Companies of the acquirer), under which the acquirer warrants and undertakes that it is prohibited from carrying out Contract Stationery using the "Whitcoulls" name and that such covenant shall be enforceable by the Purchasers under the Contracts (Privity) Act 1982 and original of the deed of covenant shall be immediately given by the Vendors to Boise PROVIDED THAT where the acquirer:

         (a) is not currently carrying out Contract Stationery anywhere in the world;

         (b) has not formerly carried out Contract Stationery anywhere in the world;

         (c) has not announced its intent to carry out Contract Stationery anywhere in the world,

                                                                           (15)


         then the Vendor's obligation to procure the covenant from the acquirer is a best commercial efforts only covenant. Such covenant may expressly exclude all activities that fall within the scope of the Existing Business Activities and the exceptions included within clause 3.4 above. For the avoidance of doubt, the covenant shall not prohibit the acquirer from carrying out Contract Stationery using a trade name that does not include the word "Whitcoulls".

3.8 PROTECTION OF GOODWILL: The parties to this Agreement acknowledge that the Purchase Price was assessed and accepted by the Purchasers being dependent upon the Vendors giving the covenants in this section 3 in that the provisions contained in this section 3 are solely for the protection of each of the Purchasers in respect of the goodwill of the Business.

3.9 ASSIGNMENT: The benefit of the covenants contained in this section 3 may be assigned in whole or in part by the relevant Purchaser in connection with the sale by the relevant Purchaser of any of the Companies or Businesses to a bona fide third party and for the protection solely of the relevant Company or Business.

3.10 SALE OF PRINT BUSINESS: If BSG or any of its Related Companies sells or otherwise disposes of shares in any company, or the business assets of any business division, which carries on the Blue Star print business, the relevant Vendor shall procure prior to the sale the execution of a deed of covenant in favour of the Purchasers from the acquirer of those shares or that business division, as the case may be (including Related Companies of the acquirer), under which the acquirer warrants and undertakes that it is prohibited from carrying out Contract Stationery using the "Blue Star" name and that such covenant shall be enforceable by the Purchasers under the Contracts (Privity) Act 1982 and original of the deed of covenant shall be immediately given by the Vendors to Boise PROVIDED THAT where the acquirer:

         (a) is not currently carrying out Contract Stationery anywhere in the world;

         (b) has not formerly carried out Contract Stationery anywhere in the world;

         (c) has not announced its intent to carry out Contract Stationery anywhere in the world,

         then the Vendor's obligation to procure the covenant from the acquirer is a best commercial efforts only covenant. Such covenant may expressly exclude all activities that fall within the scope of the Existing Business Activities and the exceptions included within clause 3.4 above. For the avoidance of doubt, the covenant shall not prohibit the acquirer from carrying out Contract Stationery using a trade name that does not include the words "Blue Star".

                                                                           (16)


4.       WARRANTY CLAIM PROVISIONS

4.1 QUALIFICATIONS: The Warranties and the obligations of the Vendors under this agreement and the Sale and Purchase Agreements (excluding clause 8.5(b) of the Australian Asset Sale Agreement) are given subject to:

         (a) any exception or qualification fairly disclosed in the Disclosure Schedules or expressly stated in the relevant Sale and Purchase Agreement or this agreement;

         (b) any matter expressly provided for under the terms of the relevant Sale and Purchase Agreement or this agreement;

         (c) any matter or thing done or refrained from as required by a relevant Sale and Purchase Agreement or this agreement or at the written request, or with the prior written approval, of any of the Purchasers.

4.2      DISCLOSURE SCHEDULES EXHAUSTIVE:

         (a) No letter, document or other communication constitutes a disclosure for the purposes of the Disclosure Schedules unless it is expressly set out in, annexed to, or referred to in, a Disclosure Schedule.


         (b) A Disclosure Schedule will only be effective to qualify any of the Warranties and the obligations of the Vendors under this agreement and the Sale and Purchase Agreements to the extent it:

                  (i) fairly discloses any fact relating to the relevant Warranties and the obligations of the Vendors under this agreement or the Sale and Purchase Agreements (as the case requires); or

                  (ii) refers to a specific list and bundle of identified written material, the contents of which are deemed to be fairly disclosed to the Purchasers;

         (c) None of the Warranties and obligations of the Vendors under this agreement and the Sale and Purchase Agreements will be deemed in any way modified or discharged by reason of investigation or inquiry made or to be made by or on behalf of any of the Purchasers.

         (d) No information about the Shares, Assets, the businesses of the Companies, or the Businesses of which any of the Purchasers have knowledge (actual or constructive) other than by reason of it being disclosed

                                                                           (17)


                  in the Disclosure Schedules will prejudice any claim which any of the Purchasers will be entitled to bring or will operate to reduce any amount recoverable by the Purchasers.

4.3 LIABILITY LIMITATIONS: The Purchasers have no claim against any Vendor in respect of the Warranties or any indemnification covenants in relation to the Warranties (each such covenant to be deemed included in the expression "Warranty") (excluding in respect of Title and Tax Warranties):

         (a) to the extent that the relevant circumstance or amount has been or is made good, or recovered by or paid to any of the Purchasers or the Companies subsequent to Completion without cost, liability or loss to the Purchasers or the Companies;

         (b) to the extent that the relevant event, circumstance, loss, liability, cost or expense to which the claim relates would not have arisen but for:

                  (i) any act or omission by any of the Purchasers or any of the Companies subsequent to Completion;

                  (ii) an obligation or commitment entered into or made after Completion by any of the Purchasers or any of the Companies subsequent to Completion;

         (c) to the extent that such claim arises as a result of any legislation not in force at the date of this agreement which takes effect retrospectively or arises as a result only of any increase in the rates of taxation in force at the date of this agreement;

         (d) to the extent that such claim arises as a result of a change after the date of this agreement in any law or interpretation of any law, including GAAP;

         (e) unless the aggregate of the amount claimed and of all other claims made by any of the Purchasers (excluding any legal or other professional costs incurred in respect of the claims) or which would but for the provisions of this subclause have previously been made, when aggregated with all the amounts claimed by any of the Purchasers under the provisions of this Agreement or any of the Sale and Purchase Agreements, exceeds $1,000,000 ("CLAIM THRESHOLD"), after which the relevant Vendor shall be required, on demand by Boise, to pay the aggregate of the amounts so claimed exceeding $1,000,000;

                                                                           (18)


         (f) unless the Claim Threshold has been reached and the relevant amount claimed (excluding any legal or other professional costs incurred in respect of the claim) exceeds $10,000 in respect of any individual claim or series of related claims;

         (g) to the extent that the amount of such claim and the aggregate amount of all other claims by the Purchasers would, when aggregated with all the amounts claimed by any of the Purchasers under the provisions of the Sale and Purchase Agreements, exceed the Purchase Price;

         (h) unless notice of the claim ("CLAIM NOTICE") (other than pursuant to any Tax Deed or otherwise in respect of Taxation)has been given to that Vendor by Boise in good faith and in reasonable detail within 24 months after Completion;

         (i) to the extent of any Taxation saving or Taxation benefit which arises to the Purchasers and its Related Companies in Taxation as a result of the relevant event, circumstances, loss, liability, cost or expense to which the claim relates;

         (j) to the extent that provision has been made in any Completion Balance Sheet in respect of the subject of the claim but only to the amount so provided in the Completion Balance Sheet, but not in respect of any excess over that provision and the amount of each claim shall reduce the amount of the provision available for other claims;

         For the purposes of determining whether the Claim Threshold referred to in clauses 4.3(e) and (f) has been reached:

         (a) If, within 10 Business Days of receiving a Claim Notice, the relevant Vendor provides written notification to Boise that it irrevocably accepts that claim referred to in that Claim Notice, the amount of that claim shall be excluded from the determination of whether the Claim Threshold has been reached.

         (b) If the relevant Vendor elects not to accept the claim referred to in a Claim Notice, the amount of that claim shall be included in the determination of whether the Claim Threshold has been reached.

         (c) To the extent that any claim made by any of the Purchasers has been satisfied out of the Escrow Funds, it shall be excluded from the determination of whether the Claim Threshold has been reached.

                                                                           (19)


4.4 VENDOR'S RIGHT TO DEFEND CLAIMS: If a Purchaser makes, or may seek to make, any claim against a Vendor in respect of any other obligations of that Vendor expressed or implied in this agreement or any Sale and Purchase Agreement or otherwise in relation to the sale of the Businesses and Assets, or Shares, as the case may be, to the relevant Purchaser and which relates to a claim by, or liability to, any third party ("THIRD PARTY CLAIM"), the following provisions shall apply:

         (a) The relevant Purchaser shall forthwith give notice thereof (including reasonable details) to that Vendor ("Notice of Claim").

         (b) If within 30 days of receipt by that Vendor of the Notice of Claim such Vendor agrees in writing to the relevant Purchaser that it is liable for the claim and shall indemnify the Purchasers accordingly ("Acceptance") then the Purchasers shall ensure that Purchaser nor any of the Companies makes any payment or admission of liability in respect of the Third Party Claim, or takes any other steps which may in any way prejudice the defence of the Third Party Claim, without the prior written consent of that Vendor.

         (c) Subject to Acceptance the Vendor may, at its election, in the name of the Purchasers or the Company concerned, but subject to prior consultation with the relevant Purchaser and so that the reputation of the relevant Purchaser and the relevant Company is not unreasonably harmed, conduct all negotiations and prosecute or defend any proceedings relating to the Third Party Claim. For such purpose the relevant Purchaser shall make available to that Vendor all such information, books and records, and give such other co-operation (including making available employees as witnesses), as that Vendor may reasonably require for the purpose.

4.5 PAYMENT FROM THIRD PARTIES: If the relevant Purchaser recovers from any third party any amount to which a payment made by that Vendor to the relevant Purchaser under the relevant Sale and Purchase Agreement or this agreement relates, the relevant Purchaser shall procure that the amount so recovered by the relevant Purchaser or any of the Companies (net of the costs of recovery and not exceeding the amount paid by that Vendor) shall forthwith be reimbursed to that Vendor.

4.6 ACTION AGAINST THIRD PARTIES: If the relevant Purchaser or any of the Companies subsequent to Completion have a claim against a third party in relation to a matter which gives rise to a claim in respect of which a Vendor has paid to the Purchasers the amount of such claim the Purchasers shall (at the cost and expense of that

                                                                            (20)

          Vendor) assign, or procure the relevant Company to assign, to that Vendor or its nominee all rights to the claim against the third party, provided that in taking any action to pursue any claim against the third party:

         (a) that Vendor shall not do any act or thing which may unreasonably be expected to damage the relevant Purchaser or any of the Companies subsequent to Completion or unreasonably affect the goodwill associated with, and/or the reputation of, the relevant Purchaser or any of the Companies subsequent to Completion or the Business, or the value of the Shares without prior consultation with and the agreement of the relevant Purchaser (which agreement may not be unreasonably withheld);

         (b) the Vendor shall indemnify the relevant Purchaser and any of the relevant Companies against any costs, charges, liabilities and expenses that they may incur as a result of the Vendor taking such action.

         If the rights to any claim against the third party cannot be assigned to that Vendor, the relevant Purchaser shall, at the request of that Vendor, comply, and cause the relevant Company to comply with all reasonable directions of that Vendor in pursuing such claim, provided that that Vendor shall indemnify the relevant Purchaser and the relevant Company against any costs, charges, liabilities and expenses that they may incur as a result of their complying with that Vendor's directions.

4.7 ACKNOWLEDGEMENT BY PURCHASERS: The Purchasers acknowledge that, except for the Warranties and other obligations of a Vendor expressly provided in the Sale and Purchase Agreements or this agreement:

         (a) they have made their own independent enquiry and investigations in relation to the Business and Assets, or Companies, as the case may be, and has entered into this agreement and the Sale and Purchase Agreements in reliance solely on their own judgment and not in reliance on any representations of any Vendor or USOP, including, without limitation, any representation as to any financial projections or forecasts in respect of the Business or the Companies, as the case may be, or the future prospects of the Business or the Companies, as the case may be;

         (b) all express or (to the extent permitted by law) implied, or other representations or warranties of such Vendor or USOP in relation to the sale of the Business and Assets, or Companies, as the case may be, are excluded;

                                                                            (21)

         (c) no Vendor nor USOP nor their representatives have made or make any representation, or have given or give any warranty (express or implied), as to the accuracy, content, completeness, value or otherwise of, nor have any liability in respect of, any information directly or indirectly provided, or made available to, or used by the Purchasers in connection with, the Transactions, and the Purchasers unconditionally waive any claim (whether arising in tort, in contract, by operation of law or otherwise) they may have against any of them in respect of such information;


         (d) the provisions of this clause 4.7 confer a benefit upon the representatives of that Vendor, USOP and their employees and officers and, accordingly, the provisions of the Contracts (Privity) Act 1982 apply to each of them.

4.8 PURCHASERS' FURTHER ACKNOWLEDGEMENT: The Purchasers undertake to the Vendors that, based on their actual knowledge as at the date of this agreement, they have no present intention to make a claim against any of the Vendors for a breach of any of the Warranties.

4.9      APPLICATION OF LIABILITY LIMITATIONS TO TAX DEEDS AND PRE-COMPLETION
         COVENANTS: The provisions of clauses 4.1, 4.2, 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(i), 4.3(j), 4.4, 4.5 and 4.6 shall apply with all necessary modifications to any claims made under the Tax Deed (except to the extent that any Tax Deed provides an alternative procedure) or under any of the pre-completion covenants in section 5 of the Sale and Purchase Agreements.

5.       ESCROW FUNDS

5.1 ESCROW FUNDS AMOUNT: The Escrow Funds under each of the Sale and Purchase Agreements shall be held in aggregate (not as separate amounts) for the interests of both the Vendors and the Purchasers by The New Zealand Guardian Trust Company Limited (or such other party as may be agreed by BSG and Boise) ("ESCROW AGENT") in an interest bearing account, in the currency in which those funds have been paid, and be dealt with in accordance with the provisions of this section 5. The costs of the Escrow Agent shall be paid by the relevant Vendors (as to half) and the relevant Purchaser (as to half).

5.2 APPLICATION OF ESCROW FUNDS: The Escrow Funds are to be available only to satisfy:

                                                                            (22)

         (a) claims made by any of the Purchasers for breaches of the Warranties or the obligations of the Vendors under this agreement and the Sale and Purchase Agreements (subject to the limitations in, and in compliance with, section 4);

         (b)      any purchase price adjustments under clause 6.7;

         (c) the amount of any Book Debts to be assigned by any of the Purchasers to the relevant Vendor under clauses 6.13 to 6.15 (inclusive),

         each a "CLAIM" (each Claim shall be denominated in Australian currency), and the balance of any Escrow Funds which have not been applied to any of those claims shall be paid to the relevant Vendors in accordance with clause 5.4. The Escrow Funds shall be applied to Claims as the obligation to meet each respective Claim as it becomes due and payable under this agreement.

5.3 NOTICE OF CLAIM: If a Purchaser makes a Claim of the kind referred to in clause 5.2(a) in accordance with the relevant
         Sale and Purchase Agreement and this agreement:

         (a) the relevant Vendor may, by written notice to the relevant Purchaser within 20 Business Days of receipt of written notice from the relevant Purchaser of that Claim, dispute the claim ("DISPUTE NOTICE");

         (b) if that Vendor does not give a Dispute Notice within the required time that Vendor shall be deemed to have accepted and agreed to the Claim and the Escrow Agent shall pay to the relevant Purchaser the amount of the Claim together with interest referable to that amount (less any withholding taxes);

         (c) if that Vendor does give a Dispute Notice in respect of that Claim within the required time, the Escrow Agent shall not pay out any amount of the Escrow Funds to the relevant Purchaser until the dispute in respect of that Claim has been resolved:

                  (i) by agreement between the parties, who shall use their reasonable endeavours to resolve the dispute acting in good faith; or

                  (ii) failing resolution under clause 5.3(c)(i), by a final court order in respect of which any rights of appeal have expired or been exhausted and if, within 20 Business Days after the date which is six months after Completion, proceedings have not been commenced by the Purchasers in respect

                                                                            (23)

                           of any Claim, the relevant Purchaser shall no longer have any of the Escrow Funds in respect of such Claim.

5.4 PAYMENT OF ESCROW FUNDS: At the date which is six months after Completion, the balance of the Escrow Funds together with interest less any withholding taxes shall be paid to the relevant Vendor subject to retention of any amount claimed in accordance with the procedure referred to in clause 5.3, and that subsequently after 20 Business Days (in respect of any Claim which has no entitlement to the Escrow Funds under clause 5.3(c)(ii)) and on each occasion where a Claim (or part thereof) is resolved in favour of the relevant Vendor, any amount previously retained referable to that Claim (excluding part thereof for which the claim has not been resolved in favour of the relevant Vendor), together with interest referable to that amount (less any withholding taxes), shall be paid to the relevant Vendor. On each occasion where a Claim (or part thereof) is resolved in favour of any of the Purchasers, any amount previously retained referable to that Claim, together with interest referable to that amount (less any withholding taxes) shall be paid to the relevant Purchaser.

5.5 UNDERTAKING: The Vendors and the Purchasers shall irrevocably instruct the Escrow Agent to hold the Escrow Funds in accordance with this agreement, and on Completion the parties shall enter into an agreement with the Escrow Agent in a form agreed on or before Completion.

5.6      Should either of the calculations of the amounts described in clause
         6.7 (purchase price adjustment) or clause 6.15 (book debt adjustment) not be available until after the date six months after Completion the date "six months after Completion" in clauses 5.3(c)(ii) and 5.4 shall be replaced by the date that is one month from the latest date that either of the above two calculations if finally determined.

6.       POST COMPLETION PURCHASE PRICE ADJUSTMENTS

6.1 COMPLETION BALANCE SHEETS: Boise shall, following the Completion Date, prepare Completion Balance Sheets for the Businesses (as one entity), the Australian Company, and the New Zealand Companies (each a "BALANCE SHEET ENTITY") as at the Completion Date in accordance with clause 6.2.

6.2 BASIS OF PREPARATION: The Completion Balance Sheets shall be prepared on the following basis:

         (a) Subject to the provisions of this clause 6.2, the Completion Balance Sheet for each Balance Sheet Entity shall be prepared in accordance with GAAP consistently applied for each Balance Sheet Entity and each

                                                                            (24)

                  Business, adjusted to eliminate unrealised inter-company profits involving inventory, except to the extent expressly otherwise provided in this agreement.

         (b) Stock shall be verified by a physical stocktaking at specified locations on the Completion Balance Date (or such other date as BSG and Boise shall agree) and BSG and the Purchasers shall be entitled to be represented at such stocktaking.

         (c) Stock shall be valued in accordance with the provisions of the second schedule. (d) The component accounts for each Balance Sheet Entity shall be prepared as follows:

                  (i) in respect of the Assets and Assumed Liabilities of the Businesses in the Australian Asset Sale Agreement, in Australian Dollars;

                  (ii) in respect of the Australian Company in the Australian Share Sale Agreement, in Australian dollars;

                  (iii) in respect of the New Zealand Companies in the New Zealand Share Sale Agreement, in Australian dollars (on the basis that the New Zealand dollar balances shall be converted into Australian dollars at the rate of NZ$1.00 = $0.80).

         (e) Except for depreciation and discrepancies in physical count, none of the fixed assets to be acquired by National Office Products Limited under the Australian Asset Sale Agreement, and none of the fixed assets of any of the Companies or their subsidiaries, shall be revalued upwards or downwards.

         (f) For the avoidance of any doubt, the Completion Balance Sheets shall, in respect of the Businesses, contain only those Assets being acquired and Assumed Liabilities being assumed, by National Office Products Limited under the Australian Asset Sale Agreement.

6.3 CONSULTATION ON DRAFT BALANCE SHEETS: Boise shall prepare the Completion Balance Sheets in reasonable consultation with BSG and shall provide BSG with drafts of the Completion Balance Sheets and working papers within 75 days after Completion, to enable BSG a reasonable opportunity to comment on the drafts. The Parties acknowledge that the consultation process shall not delay the Purchaser's preparation of the Completion Balance Sheets within the 75 day period and, for the avoidance of doubt, Boise shall finalise the draft Completion Balance

                                                                           (25)

         Sheets irrespective of matters arising during the consultation process but without derogating from the subsequent dispute resolution rights set out in clause 6.11.

6.4 VENDOR AND PURCHASERS COMMENTS: BSG may, within 30 days after receipt of the draft Completion Balance Sheets (time being of the essence), provide written comments thereon to Boise.

6.5 FINAL COMPLETION BALANCE SHEETS: Within 35 days after provision of the draft Completion Balance Sheets and working papers to BSG, Boise shall:

         (a)      complete the Completion Balance Sheets;

         (b)      prepare a statement as to:

                  (i) any adjustment required to the aggregate purchase price of the Assets and Shares pursuant to clause 6.6; and

                  (ii)     the book value of Plant and Equipment;

                  (iii)    the book value of Vehicles;

                  (iv)     the book value of Stock;

                  (v)      the amount of Book Debts;

                  (vi)     the amount of Prepayments;

                  (vii)    the amount of Other Receivables;

                  (viii)   the amount of Assumed Liabilities,

                  in each case for the purposes of section 3 of the Australian Asset Sale Agreement, and state that the Completion Balance Sheets have been prepared in accordance with the provisions of this section;

         (c)      provide a copy of the Completion Balance Sheets to BSG;

                                                                           (26)

         (d) the delivery of the documents referred to in this clause shall not prevent the subsequent exercise of any rights under clause 6.11.

6.6      PURCHASE PRICE ADJUSTMENT: If:

         (a) the net tangible assets (being total assets (other than intangible assets) less total liabilities) of a Balance Sheet Entity disclosed by the relevant Completion Balance Sheet are less than the net tangible assets of that Balance Sheet Entity as disclosed by that entity's Last Balance Sheet, the purchase price under the relevant Sale and Purchase Agreement for the relevant Assets or Shares, as the case may be, shall be reduced by the amount of the shortfall;

         (b) the net tangible assets (being total assets (other than intangible assets) less total liabilities) of a Balance Sheet Entity disclosed by the relevant Completion Balance Sheet are more than the net tangible assets of that Balance Sheet Entity as disclosed by that entity's Last Balance Sheet, the purchase price under the relevant Sale and Purchase Agreement for the relevant Assets or Shares, as the case may be, shall be increased by the amount of the excess.

6.7 PAYMENT OF PURCHASE PRICE ADJUSTMENT: Within five Business Days after completion of the Completion Balance Sheets and provision of them to BSG pursuant to clause 6.5(c), or, if any matter is referred for determination by an expert pursuant to clause 6.12, within five Business Days of the expert giving written notice of his or her determination to BSG, the relevant Purchaser shall pay to the relevant Vendor the amount by which the purchase price of the relevant Assets or Shares, as the case may be, is increased pursuant to clause 6.6, or the relevant Vendor, to the extent that that amount has not been satisfied out of the Escrow Funds, shall pay to the relevant Purchaser in each case, the amount by which the aggregate purchase price of the Assets, or Shares, as the case may be, is reduced pursuant to clause 6.6 (as the case may be), together with interest in each case at the Agreed Rate calculated on a daily basis (after deduction of any interest received by the relevant Purchaser in respect of any payment from the Escrow Funds pursuant to this clause) on the amount payable from the Completion Date until the date of payment provided that if monies are owed to the relevant Purchaser pursuant to this clause 6.7 the Vendors shall at the written request of the Purchasers irrevocably instruct the Escrow Agent to pay, without deduction, an amount equal to the monies owed from the Escrow Funds, together with interest referable to that amount (less any withholding taxes) to the relevant Purchaser immediately.

                                                                           (27)

6.8 DEFAULT INTEREST: If any Vendor or any of the Purchasers defaults for any reason in payment of any amount payable by it pursuant to clause 6.7, the party in default shall pay to the other interest at the Default Rate calculated on the amount so unpaid from the date payment was due until payment in full is made. Interest payable under this clause shall accrue on a daily basis and shall be capitalised every 30 days.

6.9 INCREASE OR REDUCTION THE PURCHASE PRICE: Any payment made pursuant to clause 6.7 shall be treated as an increase or reduction (as the case may be) in the respective purchase prices of the Assets and Shares and shall be allocated by each Vendor and each Purchaser to the purchase prices of the different Assets and Shares acquired pursuant to the Sale and Purchase Agreements in a manner which fairly reflects the events or circumstances giving rise to the adjustment, to be determined in the event of disagreement between BSG and Boise in accordance with clause 6.12.

6.10 BEST ENDEAVOURS: The parties shall use their best endeavours to ensure that the provisions of this clause are implemented within the time frames specified and shall co-operate with, and provide to, each other such information, access to personnel and premises and such other assistance as may be necessary or required to fulfil their obligations under this section 6.

6.11 DISPUTE PROCEDURE: If BSG disputes any matter relating to any of the Completion Balance Sheets prepared by Boise under clause 6.5(a) or the statement and other matters provided pursuant to clause 6.5:

         (a) BSG and Boise shall consult in good faith with each other with a view to resolving the dispute;

         (b) failing resolution under clause 6.11(a) within 10 Business Days after written notification to a party of the issue in dispute, the dispute shall be determined in accordance with clause 6.12.

6.12     APPOINTMENT OF EXPERT: Any dispute of the kind referred to in clauses
         6.9 or 6.11 ("DISPUTE") shall be immediately referred to, and finally resolved by, an expert who shall be appointed by BSG and Boise. The following provisions shall apply to the referral:

         (a) It shall commence on the date that a written request from a party for the Dispute to be referred to an expert is received by the other party. The request must be served within five Business Days (time being of the essence) after provision of the Completion Balance Sheet and statement to BSG pursuant to clause 6.5(c) or the date upon which a dispute arises under clause 6.9.

                                                                           (28)

         (b) Failing agreement within 10 Business Days after the date of receipt of written request, the expert shall be appointed at the request of a party by the president or vice-president for the time being of the Institute of Chartered Accountants of New Zealand or his or her nominee.

         (c) BSG and Boise shall each bear their own costs and expenses in connection with the referral, and all costs and expenses of the expert in determining the Dispute shall be borne 50% by BSG and 50% by the Purchasers.

         (d) A determination of any matter pursuant to this clause shall be final and binding on the parties and Boise shall adjust the Completion Balance Sheet and statement and other matters in clause 6.5 (and any purchase price allocation under clause 6.9) to reflect any such determination.

6.13 DEFINITIONS: In clauses 6.14 and 6.15 the following definitions shall apply:

         (a) "COMPLETION BOOK DEBTS" means book debts of the Business or a Company included in a Completion Balance Sheet.

         (b) "OUTSTANDING BOOK DEBTS" means Completion Book Debts which remain unpaid at the Specified Date.

         (c) "SPECIFIED DATE" means the date which is six months after Completion.

         (d) "BOOK DEBT PROVISION" in relation to a Completion Balance Sheet and in relation to Completion Book Debts, means the amount of the book debt provision included in the relevant Completion Balance Sheet in respect of the relevant Completion Book Debts.

6.14 BOOK DEBT COLLECTION: The Purchasers shall use all reasonable commercial efforts and follow normal collection procedures relating to each Business and Company and its subsidiaries to ensure that, from Completion, all Completion Book Debts are promptly collected, but the Purchasers shall not be required to take legal proceedings for recovery of those amounts unless so requested in writing by the relevant Vendor and subject to payment by the relevant Vendor of all costs and expenses (including legal costs) in connection with such proceedings. The relevant Purchaser shall keep each Vendor reasonably informed of progress in relation to the collection of Completion Book Debts. All payments made by Debtors will be applied by the relevant Purchaser or the relevant Company (or its subsidiaries) to Completion Book Debts of the relevant Vendor or Company (or its subsidiaries) oldest in time unless a debtor allocates a payment to specific debts. Neither the Purchasers nor any Company (or

                                                                           (29)

         its subsidiaries) shall seek to influence any debtor as to the manner of payment which would adversely affect any Vendor, provided the Purchasers shall be permitted to contact debtors regarding their intended application of payments.

6.15     BOOK DEBT ADJUSTMENTS: Within 15 days after the Specified Date:

         (a) each Vendor shall pay to the relevant Purchaser the amount by which the value of Outstanding Book Debts exceeds the relevant Book Debt Provision ("Book Debt Difference") or the Vendors at the written request of any Purchaser shall irrevocably instruct the Escrow Agent to pay, without deduction, an amount equal to the Book Debt Difference from the Escrow Funds, together with interest referable to that amount (less any withholding taxes), to the Purchasers immediately;


         (b) on receipt of the Book Debt Difference the relevant Purchaser shall assign, or cause to be assigned, to the relevant Vendor all Outstanding Book Debts (the cost of such assignment including stamp duty to be paid by the relevant Vendor);

         (c) the relevant Purchaser shall pay to each Vendor the amount (if any) by which the relevant Book Debt Provision exceeds the Outstanding Book Debts of that Vendor;

         (d) the relevant Purchaser shall provide to each Vendor reasonable access to records and information relating to Outstanding Book Debts assigned to the relevant Vendor for the purpose of enabling such Vendor to undertake collection procedures in relation to the Outstanding Book Debts.

7.       CONDITIONS PRECEDENT

7.1 CONDITIONS: Completion of each of the Sale and Purchase Agreements, and this agreement, is conditional upon the following:

         (a) Approval of the boards of each of the Purchasers and USOP, and USOP obtaining a fairness opinion as required by USOP's bank credit agreement.

                                                                           (30)


         (b) Consent being given under the Overseas Investment Regulations 1995 to the transfer of the Shares and the Assets to Boise under those agreements.

         (c)      The Treasurer of the Commonwealth of Australia ("TREASURER"):

                  (i) becoming precluded from making an order under the Foreign Acquisitions and Takeovers Act 1975 (Australia) prohibiting the acquisition of the Shares the subject of the Australian Share Sale Agreement and Businesses under the Australian Asset Sale Agreement;

                  (ii) notifying either the relevant Purchaser or the relevant Vendors that no objection is made against the acquisition of the Shares the subject of the Australian Share Sale Agreement and Businesses under the Australian Asset Sale Agreement, subject to conditions to which neither the relevant Purchaser nor the relevant Vendors has or have any reasonable objection, provided that if a party upon whom conditions are imposed does not within 5 Business Days after receiving notice of the conditions notify the other party that it objects to the conditions, it is deemed to have accepted them.

         (d) The relevant Purchaser receiving a written notice from the Australian Competition and Consumer Commission ("ACCC") to the effect that it has no objection to, or does not propose to take any action in respect of, the acquisition by the Purchasers of the Shares the subject of the Australian Share Sale Agreement and Businesses under the Australian Asset Sale Agreement, under section 50 of the Trade Practices Act 1974, either unconditionally or on conditions that do not impose unduly onerous obligations upon the relevent Purchaser or the relevant Vendors or any of their Related Companies.

         (e)      [No clause]

         (f)      [No clause]

         (g) All other necessary approvals being given to the Transactions and this agreement by any governmental or regulatory authority, agency or instrumentality in Australia, New Zealand or the United States.

         (h) Consent being given by the other parties to the Material Business Contracts to the extent that such consent is required under the terms of the relevant Material Business Contracts in order to give effect to the Transactions.

                                                                           (31)


7.2 ENDEAVOURS TO FULFIL: Each of the parties shall use all reasonable endeavours to procure the fulfilment of the conditions contained in clause 7.1, it being acknowledged that:

         (a) The Purchasers shall have primary responsibility for fulfilling the conditions contained in clause 7.1(b), (c),
                  (d), and (g) but the relevant Vendors shall provide on request all such information as the Purchasers may require for those purposes;

         (b) The relevant Vendors shall have primary responsibility for fulfilment of the condition in clause 7.1(h) but the Purchasers shall promptly supply to the relevant Vendors such information as those Vendors may reasonably require for such purpose.

7.3 WAIVER AND INDEMNITY: The Vendors acknowledge that the condition contained in clauses 7.1(d) and (h) has been inserted solely for the protection of the Purchasers and Boise may waive any and all of those conditions.

7.4 NON-SATISFACTION: Subject to clause 7.3, if any of the conditions in clause 7.1 are not fulfilled by two months after the date of this agreement then this agreement shall be voidable by notice in writing given by any party affected and in all other circumstances by any party and if so avoided this agreement and each Sale and Purchase Agreement shall be of no further force or effect and all parties shall be released from their obligations under this agreement and the Sale and Purchase Agreements.

7A       RELEASE OF GUARANTEES

7A.1 The Purchasers use their best endeavours to produce the release from Completion Date of the relevant Vendor from all liability as guarantors of the Company's obligations under any and all guarantees are listed in the Seventh Schedule and will do such things and provide such substituted guarantees by the Purchasers as may be reasonably required by such contracting parties with the Company. Where a release cannot be obtained the Purchasers shall, subject to the terms of this Agreement, hold the relevant Vendor indemnified against liability under those guarantees (including in respect of all expenses, costs, losses, liabilities and damages referable to such guarantees and indemnities) and only to the extent that the Vendor's liability arises due to any default by a Company occurring after Completion.

                                                                           (32)


8.       DEFAULT

8.1 PURCHASERS DEFAULT: If any Purchaser defaults in any material respect in the performance of any of its obligations under the relevant Sale and Purchase Agreement, prior to or on the Completion Date the relevant Vendor may, in the case of a default which is capable of remedy, after giving to the relevant Purchaser not less than 10 Business Days' written notice of such default requiring the relevant Purchaser to remedy the same and such default not having been remedied within that period or, in respect of a default not capable of remedy, immediately, exercise all or any of the following, without prejudice to any other rights which the relevant Vendor may have:

         (a) Cancel the relevant Sale and Purchase Agreement by written notice to the relevant Purchaser and sue the relevant Purchaser for damages.

         (b)      Sue the Purchasers for specific performance.

8.2 VENDOR DEFAULT: If any Vendor defaults in any material respect in the performance of any of its obligations under the relevant Sale and Purchase Agreement, prior to or on the Completion Date the relevant Purchaser may, in the case of a default which is capable of remedy, after giving to the relevant Vendor not less than 10 Business Days written notice of such default requiring the relevant Vendor to remedy the same and such default not having been remedied within that period or, in the case of a default not capable of remedy, immediately exercise all or any of the following, without prejudice to any other rights which the relevant Purchaser may have:

         (a) Cancel the relevant Sale and Purchase Agreement by written notice to the relevant Vendor and sue the relevant Vendor for damages.

         (b)      Sue the Vendors for specific performance.

8.3 CANCELLATION: Cancellation by a Vendor or a Purchaser of a Sale and Purchase Agreement shall also constitute the cancellation of all Sale and Purchase Agreements and this agreement as if the relevant Vendors, or the Purchasers, had exercised their rights of cancellation in respect of those other agreements under this section 8.

                                                                           (33)


9.       EXCLUSIVITY

9.1 AGREEMENT TO BE EXCLUSIVE: For the period from execution of the Sale and Purchase Agreements until Completion or termination of those agreements and this agreement, whichever is the earlier, none of the Vendors, USOP or none of the Purchasers or the officers, directors or employees of USOP, the Vendors or the Purchasers ("Restricted Persons") shall enter into negotiations or undertake or continue discussions with any other party or parties with respect to the sale, disposition, transfer or similar transaction involving the Businesses (or any part thereof) or Shares (or any part thereof) , as the case may be. It is agreed by the Vendors, USOP and the Purchasers that their respective Restricted Persons shall not, without consultation with other parties, disclose the terms of, or make any other disclosure in relation to, this agreement and the Sale and Purchase Agreements to any other persons other than on a "need to know" basis, except as required by law, regulation or the rules of any stock exchange, in which event the party required to make the disclosure shall immediately notify the other party as to the nature of the disclosure and the information to be disclosed. The Vendors, USOP and the Purchasers agree that any violation of this clause 9.1 would cause significant and irreparable harm to the others and therefore agree that the each of them shall be entitled to injunctive relief upon any such violation.

10. SUPERANNUATION

10.1     DEFINITIONS: In this section:

         "ATC SCHEMES" means collectively the superannuation plans to which Australian Toner Cartridge Co Pty Limited contributes including:

         (a)      Lifetrack Superannuation Fund, and

         (b)      MLC Limited Scheme Employee Retirement Plan.

         "BOOKLAND SCHEMES" means collectively the superannuation plans to which Bookland Pty Limited contributes including:

         (a)      AMP Life Custom;,

         (b)      AMP Retirement Savings;,

                                                                           (34)


         (c)      Ash Superannuation Fund;,

         (d)      Asgard Capital Management;,

         (e)      West Scheme, AMP Mobile Superannuation Investment;,

         (f)      Colonial Policy;,

         (g)      B&P Cannon Superannuation Fund;,

         (h)      Lifetrack Superannuation PlanFund;,

         (i)      MLC Employment Retirement Plan; and

         (j)      Westpac Personal Superannuation Fund.

         "FILING EFFICIENCY SCHEMES" means collectively the superannuation plans to which the Australian Company contributes to including:

         (a) Lifetrack Superannuation Fund;,

         (b) MCL Limited Scheme Employee Retirement Plan; and

         (c) Construction and Business.

         "NEW ZEALAND SCHEMES" means the Croxley Stationery Limited Superannuation Plan established by deed dated 27 September 1994 and the New Zealand Retirement Trust.

10.2 BUSINESSES: In respect of the Businesses the Purchasers shall, no later than ten days before the Completion Date, identify a superannuation scheme, for membership by the employees of the Businesses, who are members of the Bookland Schemes and the ATC Schemes which will provide benefits no less favourable than those provided to the employees of the Businesses under the Bookland Schemes and the ATC Schemes respectively immediately prior to Completion Date.

                                                                            (35)

10.3 Both parties shall co-operate to ensure all necessary matters that arise in respect of the Whitcoulls Pension Fund as a consequence of the transfer of ownership of the New Zealand Companies to ensure that the employees of the New Zealand Companies who are members of the Whitcoulls Pension Fund ("Employees") continue to receive their existing superannuation benefits to a date which is 90 days after the Completion Date ("Transfer Date") and the Purchaser shall use all reasonable endeavours to implement a transfer of the Employees to a comparable superannuation scheme by the Transfer Date.

10.4 On the Transfer Date the participation of the New Zealand Companies in the Whitcoulls Pension Fund shall cease.

10.5 During the period from and including the Completion Date until the Transfer Date the Purchaser shall procure the employer of each Employee to contribute to the Whitcoulls Pension Fund such amount or amounts for which the Employee is entitled under their employment contract and as shall be determined by the actuary to the Whitcoulls Pension Fund to fund the costs of the benefits of the Employees accruing between the Completion Date and the Transfer Date and which cost is not funded by the Employees.

10.6 The Purchaser shall indemnify and hold the Vendor indemnified against any cost, loss, liability or expense the Vendor may suffer as a result or consequence of the implementation of clause 10.5.

11.      USE OF BLUE STAR AND WHITCOULLS NAMES

11.1 Subject to clauses 3.10 and 11.2, the Purchasers acknowledge and agree that they shall not acquire, and that the Companies do not have and will not acquire, any right, title or interest in or to, and that the Companies shall after the Completion Date cease the use of the names "Blue Star" and "Whitcoulls", the Blue Star symbol, or any elements of trade dress that incorporate or use the name "Blue Star" and the Blue Star symbol.

11.2 The Vendors and the Purchasers shall enter into a licence agreement in the form set out in the sixth schedule under which the Companies and the Businesses shall be permitted to use the mark "Blue Star" and the Blue Star symbol, and the "Whitcoulls" name, free of royalty or consideration whatsoever.

                                                                            (36)

12.      GUARANTEE OF USOP

12.1 UNCONDITIONAL GUARANTEE AND INDEMNITY: In consideration of the Purchasers agreeing to acquire the Shares and the Businesses, USOP unconditionally and irrevocably guarantees by way of continuing obligation to each of the Purchasers as primary obligor, and not merely as surety, the due performance by the Vendors of all of their obligations under this agreement and any of the Sale and Purchase Agreements, the Tax Deed and the Licences ("CONTRACTS").

12.2 NO DISCHARGE: Subject to clause 12.4 the obligations of USOP under this clause will not be discharged, released or otherwise affected by any delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence granted (as the case may be) by the relevant Purchaser to any one of the Vendors or any other person or by the relevant Purchaser exercising or refraining from exercising any rights against any of the Vendors.

12.3 RIGHTS CUMULATIVE: The rights of the Purchasers under this clause are cumulative and not exclusive of any rights provided by law and are to remain in full force until the discharge by the Vendors of all of their obligations under any of the Contracts.

12.4 OBLIGATIONS QUALIFIED: The obligations of USOP under this clause are subject to all provisions of the Contracts, including without limitation the rights of the Vendors under the Contracts. Clause 12.2 above shall not be interpreted to restrict or conflict with this clause 12.4.

13.      GUARANTEE OF BOISE USA

13.1 UNCONDITIONAL GUARANTEE AND INDEMNITY: In consideration of the Vendors agreeing to sell the Shares and the Businesses, Boise USA unconditionally and irrevocably guarantees by way of continuing obligation to the Vendors as primary obligor, and not merely as surety, the due performance by the Purchasers of all of its obligations under any of the Contracts.

13.2 NO DISCHARGE: subject to clause 13.4 the obligations of Boise USA under this clause will not be discharged, released or otherwise affected by any delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence granted (as the case may be) by the Vendors to the Purchasers or any other person or by the Vendors exercising or refraining from exercising any rights against the Purchasers.

                                                                            (37)

13.3 RIGHTS CUMULATIVE: The rights of the Vendors under this clause are cumulative and not exclusive of any rights provided by law and are to remain in full force until the discharge by the Purchasers of all their obligations under any of the Contracts.

13.4 OBLIGATIONS QUALIFIED: The obligations of Boise USA under this clause are subject to all provisions of the Contracts, including without limitations the rights of the Purchasers under the Contracts. Clause
         13.2 above shall not be interpreted to restrict or conflict with this clause 13.4.

14.      OPERATIONAL ARRANGEMENTS FOLLOWING COMPLETION

14.1 The Vendors and the Purchasers shall, following Completion, use their reasonable endeavours, which shall include entering into, and executing, all documents necessary to effect:

         (a) the transfer of the leasing arrangements in respect of vehicles used exclusively by the New Zealand Companies in their respective Businesses to the relevant Purchaser;

         (b) transitional arrangements to enable the relevant Purchasers to have the benefit of the Peoplesoft licence arrangements between BSG and Peoplesoft.

15.      MISCELLANEOUS PROVISIONS

15.1 INCONSISTENCY: In the event of any inconsistency between a provision in this agreement and a provision in any of the Sale and Purchase Agreements, the provisions of this agreement will prevail except in relation to governing law and jurisdiction.

15.2 NOTICES: If any party wishes to give to another party any notice, claim, demand or other communication ("NOTICE") under or in connection with this agreement, the Notice is sufficiently given or served (but without prejudice to any other mode of service) if addressed to that party and delivered to the address of that party stated below (or to any other address notified by that party for purposes of receiving Notices):

                                                                            (38)

         VENDORS AND USOP:                Blue Star Group Limited
                                          Level 37, ANZ Tower
                                          Albert Street
                                          Auckland
                                          New Zealand

         ATTENTION:                       General Counsel

         Copy to:                         US Office Products Company
                                          1025 Thomas Jefferson Street, NW
                                          Suite 600 East
                                          Washington, DC 20007
                                          United States of America

         Attention:                       General Counsel

         PURCHASERS & BOISE USA:          Boise Cascade Office Products
                                          Corporation
                                          800 W. Bryn Mawr
                                          Itasca,  Illinois   60143
                                          United States of America

         ATTENTION:                       Chief Financial Officer

         Copy to:                         Legal Department
                                          Boise Cascade Corporation
                                          111 W. Jefferson Street
                                          PO Box 50
                                          Boise,  Idaho  83728-0001
                                          United States of America

         Attention:                       General Counsel

                                                                            (39)

15.3 NO MERGER: The obligations under this agreement, to the extent not already performed at Completion, will not merge on Completion, or on the execution and delivery of any document pursuant to this agreement, but will remain enforceable to the fullest extent, notwithstanding any rule of law to the contrary.

15.4 COSTS: Except as otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in connection with the negotiation, preparation and implementation of this agreement.

15.5 NO ASSIGNMENT: No party may assign or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other parties PROVIDED THAT Purchaser may assign the same to any, direct or indirect, wholly owned subsidiary subject to such subsidiary entering into documentation reasonably satisfactory to the Vendors whereby the subsidiary agrees to be bound by this agreement. Notwithstanding any assignment by the relevant Purchaser pursuant to this clause, the Purchasers remains bound by the terms and conditions of this agreement and shall as a principal obligor perform and observe all the obligations of the Purchasers expressed or implied in this agreement. The Vendor may grant any time or other indulgence to, or compound with or release, the relevant Purchaser's assignee from payment or performance under this agreement without affecting the liability of the relevant Purchaser nor does the amalgamation, death or winding up of any assignee affect such liability.

15.6 GOVERNING LAW: This agreement is governed by, and construed in accordance with, the laws of New Zealand (without giving effect to the principles of conflicts of law). The Vendors and the Purchasers submit to the non-exclusive jurisdiction of the courts of New Zealand in respect of all matters arising out of this agreement.

15.7 COUNTERPARTS: This agreement may be executed in two or more counterparts, each of which is deeded an original and all of which constitute one and the same agreement. This agreement will be effective upon the exchange by facsimile executed signature pages.

15.8 ENTIRE AGREEMENT: This agreement and the Sale and Purchase Agreements record the entire agreement between the parties, and prevails over any earlier agreement, relating to the Transactions (and the Confidentiality Agreement dated November 10, 1999 shall be deemed terminated with effect from the Completion Date).

15.9 FURTHER ASSURANCE: Each party shall promptly do everything reasonably required to give effect to this agreement according to its spirit and intent.

                                                                           (40)

15.10    WARRANTY BY PARTIES: Each of the Parties warrants to the others that:

         (a)      it has full corporate power to enter into this agreement and

         (b) this agreement has been duly executed by it and is fully binding on it;

         (c) the performance by a party under this agreement does not and will not exceed any power granted to it by, or violate any provisions of:

                  (i) any law or any rule or directive of any court or governmental or regulatory action or authority to which the Party is subject; or

                  (ii)     the constitutional documents of the party;

                  (iii) any mortgage, charge or encumbrance to which the Party is a party or which is binding on it or on any of its assets or revenues.


15.11 EXECUTION BY USOP AND BOISE USA: The execution of this agreement by USOP and BOISE USA is solely for the purpose of reflecting their respective agreement to the terms of their respective guarantees, as reflected in clauses 12 (USOP) and 13 (Boise USA), as well as their agreement to those portions of clauses 15.1 - 15.10 that apply by their terms to all parties to this agreement. In addition, the execution by USOP reflects its agreement to the restraints set forth in clause 3 above.

SIGNATURES

                                                                           (41)

BLUE STAR GROUP PTY LIMITED
by:

/s/ David Ballantyne                            /s/ Joseph T. Doyle
-----------------------------------------       ------------------------------
Signature of director                           Signature of Authorised Person

DAVID BALLANTYNE                                JOSEPH T. DOYLE
-----------------------------------------       ------------------------------
Name of director                                Name of Authorised Person


BLUE STAR CORPORATE PTY
LIMITED by:

/s/ David Ballantyne                            /s/ Joseph T. Doyle
-----------------------------------------       ------------------------------
Signature of director                           Signature of Authorised Person

DAVID BALLANTYNE                                JOSEPH T. DOYLE
-----------------------------------------       ------------------------------
Name of director                                Name of Authorised Person


BOOKLAND PTY LIMITED by:

/s/ David Ballantyne                            /s/ Joseph T. Doyle
-----------------------------------------       ------------------------------
Signature of director                           Signature of Authorised Person

DAVID BALLANTYNE                                JOSEPH T. DOYLE
-----------------------------------------       ------------------------------
Name of director                                Name of Authorised Person

                                                                           (42)

AUSTRALIAN TONER
CARTRIDGE CO. PTY LIMITED by:

/s/ David Ballantyne                             /s/ Joseph T. Doyle
-----------------------------------------        ------------------------------
Signature of director                            Signature of Authorised Person

DAVID BALLANTYNE                                 JOSEPH T. DOYLE
-----------------------------------------        ------------------------------
Name of director                                 Name of Authorised Person


BLUE STAR GROUP LIMITED by:

/s/ David Ballantyne
-----------------------------------------
Signature of director

DAVID BALLANTYNE
-----------------------------------------
Name of director

                                                                           (43)

BOISE CASCADE OFFICE
PRODUCTS (NZ) LIMITED by:

/s/ Darrell R. Elfeldt
-----------------------------------------
Signature of Authorised signatory

DARRELL R. ELFELDT
-----------------------------------------
Name of Authorised signatory


NATIONAL OFFICE PRODUCTS
LIMITED by:

/s/ Darrell R. Elfeldt                            /s/ Matthew R. Broad
-----------------------------------------        --------------------------
Signature of director                            Signature of director

DARRELL R. ELFELDT                                MATTHEW R. BROAD
-----------------------------------------        --------------------------
Name of director                                 Name of director

                                                                           (44)
US OFFICE PRODUCTS
COMPANY by:

/s/ Joseph T. Doyle
-----------------------------------------
Signature of Authorised signatory

JOSEPH T. DOYLE
-----------------------------------------
Name of Authorised signatory


BOISE CASCADE OFFICE
PRODUCTS CORPORATION by:

/s/ Darrell R. Elfeldt
-----------------------------------------
Signature of Authorised signatory

DARRELL R. ELFELDT
-----------------------------------------
Name of Authorised signatory